Exhibit 99.1

NEWS RELEASE
1101 East Arapaho Road Suite 200 Richardson TX 75081 USA (972) 234-6400 main

Contact

Michael L. Paxton, VP, CFO
972.301.3658, mpaxton@intrusion.com

INTRUSION INC. REPORTS NET INCOME OF $346 THOUSAND IN THE FIRST QUARTER OF 2018

Richardson, Texas – May 7, 2018 – Intrusion Inc. (OTCQB: INTZ), (“Intrusion”) today announced financial results for the quarter ended March 31, 2018.

Intrusion’s net income was $346 thousand in the first quarter 2018, compared to a net loss of $351 thousand for the first quarter 2017 and net income of $194 thousand for the fourth quarter 2017.

Revenue for the first quarter 2018 was $2.3 million, compared to $1.6 million for the first quarter 2017 and $2.1 million for the fourth quarter 2017.

Gross profit margin was 62% of revenue in the first quarter 2018; compared to 63% for the first quarter 2017 and 58% for the fourth quarter 2017.

Intrusion’s first quarter 2018 operating expenses were $1.0 million; compared to $1.3 million for the first quarter 2017 and $1.0 million for the fourth quarter 2017.

As of March 31, 2018, Intrusion reported cash and cash equivalents of $0.1 million, a working capital deficiency of $0.3 million and debt of $3.0 million.

“Our orders pipeline as we entered 2018 included twenty-six customers, fifteen of which were existing customers and eleven new customers. Total bookings in the first quarter included five renewal orders from existing customers. Gross profit margin improved to 62% of revenue in the first quarter 2018. Gross profit margin should range from 58% to 65%, depending on product mix. We continue our increased sales efforts in the TraceCop business segment and expect this focus to result in growth in revenue and profit,” stated G. Ward Paxton, President and CEO of Intrusion.

Intrusion’s management will host its regularly scheduled quarterly conference call to discuss the Company’s financial and operational progress at 4:00 P.M., CDT today. Interested investors can access the call at 1-877-258-4925 (if outside the United States, 1-973-500-2152). For those unable to participate in the live conference call, a replay will be accessible beginning today at 7:00 P.M., CDT until May 14, 2018 by calling 1-855-859-2056 (if outside the United States, 1-404-537-3406). At the replay prompt, enter conference identification number 8979247. Additionally, a live and archived audio webcast of the conference call will be available at www.intrusion.com.

Intrusion

First Quarter 2018 Results

About Intrusion Inc.

Intrusion Inc. is a global provider of entity identification, high speed data mining, cybercrime and advanced persistent threat detection products. Intrusion’s product families include TraceCop™ for identity discovery and disclosure, Savant™ for network data mining and advanced persistent threat detection. Intrusion’s products help protect critical information assets by quickly detecting, protecting, analyzing and reporting attacks or misuse of classified, private and regulated information for government and enterprise networks. For more information, please visit www.intrusion.com. We develop, market and support a family of entity identification, high speed data mining, cybercrime and advanced persistent threat detection products.

This release may contain certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties.  Such statements include, without limitations, statements regarding future revenue growth and profitability, the difficulties in forecasting future sales caused by current economic and market conditions, the effects of sales and implementation cycles for our products on our quarterly results and difficulties in accurately estimating market growth, the effect of military actions on government and corporate spending on information security products, spending patterns of, and appropriations to, U.S. government departments, as well as other statements. These statements are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements. The factors that could cause actual results to differ materially from expectations are detailed in the Company's most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.”

Intrusion

First Quarter 2018 Results

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except par value amounts)

	March 31,	December 31,
	2018	2017
ASSETS

Current Assets:
Cash and cash equivalents	$133	$224
Accounts receivable	1,244	962
Inventories, net	—	15
Prepaid expenses	181	89
Total current assets	1,558	1,290

Property and equipment, net	169	124
Other assets	38	38
TOTAL ASSETS	$1,765	$1,452

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Accounts payable and accrued expenses	$1,269	$1,182
Dividends payable	483	447
Obligations under capital lease, current portion	46	44
Deferred revenue	76	406
Total current liabilities	1,874	2,079

Loan payable to officer	2,965	2,865
Obligations under capital lease, noncurrent portion	38	17

Stockholders' Deficit:
Preferred stock, $.01 par value:
Authorized shares – 5,000
Series 1 shares issued and outstanding – 200 Liquidation preference of $1,175 in 2018 and $1,163 in 2017	707	707
Series 2 shares issued and outstanding – 460 Liquidation preference of $1,342 in 2018 and $1,328 in 2017	724	724
Series 3 shares issued and outstanding – 289 Liquidation preference of $736 in 2018 and $728 in 2017	412	412

Common stock, $.01 par value:
Authorized shares – 80,000
Issued shares – 13,022 in 2018 and 12,808 in 2017	130	128
Outstanding shares – 13,012 in 2018 and 12,798 in 2017
Common stock held in treasury, at cost – 10 shares	(362)	(362)
Additional paid-in capital	56,567	56,518
Accumulated deficit	(61,183)	(61,529)
Accumulated other comprehensive loss	(107)	(107)
Total stockholders' deficit	(3,112)	(3,509)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$1,765	$1,452

Intrusion

First Quarter 2018 Results

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share amounts)

	Quarter ended	Quarter ended
	March 31,	March 31,
	2018	2017

Revenue	$2,263	$1,559
Cost of revenue	852	583
Gross profit	1,411	976
Operating expenses:
Sales and marketing	414	361
Research and development	303	585
General and administrative	295	331
Operating income (loss)	399	(301)
Interest expense, net	(53)	(50)
Net income (loss)	346	(351)
Preferred stock dividends accrued	(36)	(35)
Net income (loss) attributable to common stockholders	$310	$(386)

Net income (loss) per share attributable to common stockholders:
Basic	$0.02	$(0.03)
Diluted	$0.02	$(0.03)
Weighted average shares outstanding:
Basic	12,946	12,748
Diluted	14,730	12,748